Jeff Woolard Named Cirrus Logic Chief Financial Officer

AUSTIN, Texas – February 4, 2025 – Cirrus Logic, Inc. (NASDAQ: CRUS) today announced the appointment of Jeff Woolard as chief financial officer, effective February 24, 2025. Jeff has more than 30 years of experience in the technology industry with extensive knowledge of corporate finance and strategy, M&A, new business incubation and business optimization. He has also served on the Board of Directors for McAfee Corp., a computer security software company, and Care Innovations, a private company focused on technology-based healthcare.

“Jeff brings an exceptional depth of industry experience, combined with a proven track record in finance, strategy, and M&A. His leadership will be instrumental as we navigate the next phase of growth,” said John Forsyth, President and CEO of Cirrus Logic. “I’m excited to collaborate with Jeff as we strengthen our position in our core business and accelerate our expansion into new markets, leveraging his strategic vision and financial acumen to drive long-term success.”

“I am thrilled to join Cirrus Logic and contribute to its long legacy of innovation and success. Together with the talented team, I look forward to driving financial strategies that foster sustainable growth, create value for stakeholders, and support our vision for the future,” said Jeff Woolard.

Jeff joins Cirrus Logic from Velocity Global, a private company that provides a global workforce platform and related services, where he served as their chief financial officer from September of 2023. In this role, he was responsible for the overall financial execution, strategic planning and for creating a financial growth strategy for the company. Previously he held the position of CFO of Solidigm, an Intel spin-off flash memory company where he was responsible for establishing the finance organization. Jeff spent twenty-five years at Intel in various senior finance roles including Corporate Vice President and CFO of Intel Manufacturing and Technology and Intel Capital CFO for venture investing, M&A, and new business development. While at Intel he helped complete over $60B in M&A transactions. Jeff received an MBA from the University of Washington and a Bachelor of Science degree in Finance from Arizona State University.

Forsyth added: “I would like to thank Ulf Habermann for his leadership in serving as our interim chief financial officer as we conducted our search. Ulf is a huge asset to the Cirrus Logic team and will continue to be instrumental to our success in his role as Principal Accounting Officer, Treasurer, and Senior Vice President of Finance.”

About Cirrus Logic, Inc.
Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture.

Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Media Contact:
Julia Betts
Director, Communications & Employee Experience
Cirrus Logic, Inc.
(512) 851-4174
julia.betts@cirrus.com